Exhibit 5.3

110 Fetter Lane London EC4A 1AY +44 20 7903 1000 tel +44 20 7903 0990 fax

22 December 2025

To:	Willis Towers Watson Public Limited Company (the “Company”)

51 Lime Street

London

EC3M 7DQ

England

Dear Ladies and Gentlemen

Willis North America Inc. (the “Issuer”): $700,000,000 aggregate principal amount of 4.550% Senior Notes due 2031 and $300,000,000 aggregate principal amount of 5.150% Senior Notes due 2036 (together, the “Securities”)

1	Introduction

1.1	We have acted as legal advisers to Trinity Acquisition plc, Willis Investment UK Holdings Limited and Willis Group Limited (the “English Companies”) on matters of English law in connection with:

1.1.1

an indenture dated as of 16 May 2017 (the “Base Indenture”), governed by New York law in respect of the Securities between the Issuer, the Parent, the English Companies the other guarantors named therein and Wells Fargo Bank, National Association as trustee (the “Original Trustee”), as supplemented inter alia by a second supplemental indenture dated as of 11 August 2017 (the “Second Supplemental Indenture”) and an eighth supplemental indenture dated as of 16 December 2024 (the “Eighth Supplemental Indenture”), including guarantees by the English Companies (the “English Guarantees”) and the other guarantors named therein of the obligations of the Issuer under the Securities; and

1.1.2

a supplemental indenture dated as of 22 December 2025 (the “Ninth Supplemental Indenture”) governed by New York law in respect of the Securities between the Issuer, the Parent, the English Companies the other guarantors named therein and Computershare Trust Company, N.A. as trustee (the “Trustee”), as successor to the Original Trustee, together, the “Indentures”;

1.1.3	a prospectus, dated as of 28 February 2025 which forms a part of the Registration Statement (as defined in paragraph 6 below) (the “Base Prospectus”); and

1.1.4	the prospectus supplement, dated 15 December 2025 (the “Prospectus Supplement”). We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus”.

1.2

We understand that, on or around 1 November 2021, the Original Trustee completed the sale of all or substantially all of its corporate trust business to the Trustee and that accordingly, under the terms of the Existing Debentures, the Trustee automatically succeeded the Original Trustee as trustee under the Existing Debentures.

1.3	We have agreed to provide this letter to you on the conditions set out in this letter.

Weil, Gotshal & Manges (London) LLP (“Weil London”) is a limited liability partnership incorporated in England and Wales under number OC400678. Its registered office is at 110 Fetter Lane, London EC4A 1AY. Weil London is authorised and regulated by the Solicitors Regulation Authority under SRA ID 623206. A list of the members of Weil London is available at the registered office. We use the word “partner” to refer to a member of Weil London or an employee or consultant with equivalent standing and qualifications.

1.4	Nothing in this letter shall imply that we owe any duty of care to anyone other than the Company.

1.5

For the purposes of paragraph 4 (Assumptions) and paragraph 6 (Qualifications) of this letter, save where expressly indicated to the contrary, “signature” shall include, without limitation, any electronic and digital signature (whether generated through the use of a cloud based electronic signing platform (“ESP”) or otherwise) and, correspondingly, “sign” includes where the signatory has inserted their name and signature by electronic means (including through the use of an ESP) in an execution version of the relevant document to which they are a party, “execution” shall include any execution by means of such signatures and expressions such as “signed” or “executed” shall be construed accordingly.

2	Documents examined

2.1

In order to give this opinion we have only examined the Indentures (including the English Guarantees) and the other documents listed in the schedule to this letter (together the “Documents”). We have relied upon the statements as to factual matters contained in each of the Documents. We express no opinion as to any agreement, instrument or other document other than as specified in this letter. In addition, we have not been instructed to make any enquiries concerning any of the parties to the Indentures (other than in respect of the English Companies) for the purposes of this opinion nor have we done so.

2.2

Except as stated above, for the purposes of giving this opinion we have not examined any other contract, instrument, charter or document entered into by or affecting any of the parties to the Indentures. In addition, we have not examined any corporate or other records of any of the parties to the Indentures (other than in respect of each of the English Companies) nor made any enquiries concerning any of the parties to the Indentures (other than in respect of each of the English Companies) for the purposes of this opinion.

2.3

We have not been responsible for investigating or verifying the accuracy of any facts including statements of foreign law, or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted from any such document.

3	Scope of opinion

3.1

This opinion is given only with respect to English law in force at the date of this opinion as applied by English courts. We have not investigated and give no opinion as to the laws of any other jurisdiction or the application of English or any other law by any other courts or on the enforceability of judgments of any other courts.

3.2	We give no opinion as to matters of fact.

3.3	We express no opinion as to the effect that any future event or future act of the parties to the Indentures or any third parties may have on the matters referred to in this letter.

3.4	You expressly agree that we have no responsibility to notify you of any change to this opinion after the date of this letter.

3.5

This opinion is given on the basis that it is governed by and shall be construed in accordance with English law and all matters (including without limitation, any contractual or non-contractual obligation) arising from or connected with it are governed by, and will be construed in accordance with, English law.

4	Assumptions

4.1	In considering the Documents and in giving this opinion, we have with your consent and without further investigation or enquiry assumed:

4.1.1	the genuineness of all signatures, stamps and seals on all documents and that all signatures, stamps and seals were applied to a complete and final version of the document on which they appear;

4.1.2	the legal capacity of all natural persons;

4.1.3

the authenticity, accuracy and completeness of those of the Documents submitted to us as originals, the conformity to the original documents of those of the Documents submitted to us as certified, conformed or photostatic copies or received by facsimile transmission or by electronic mail (including those obtained on a website) and the authenticity, accuracy and completeness of those original documents;

4.1.4	that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the Documents;

4.1.5

that, where a Document has been examined by us in draft or specimen form, it will be, or has been, duly executed in the form of that draft or specimen (without amendment) and those transactions contemplated by the Documents which are not yet completed will be carried out strictly in the manner described;

4.1.6

that the Documents contain all relevant factual information which is material for the purposes of our opinion and there is no other arrangement (whether legally binding or not) between all or any of the parties or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion letter;

4.1.7

that each party to the Indentures (other than the English Companies) is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

4.1.8

the legal and corporate capacity, power and authority of each of the parties to the Indentures (other than the English Companies) to execute, deliver, perform and comply with their respective obligations and exercise their rights under each of the Indentures;

4.1.9	to the extent that the laws of the State of New York or any other jurisdiction are relevant, there are no provisions of such laws which would affect this opinion;

4.1.10	that each of the Indentures has been entered into for bona fide commercial reasons and on arms’ length terms by each of the parties to each Agreement;

4.1.11	that each of the statements contained in the Officer’s Certificates (as defined in the Schedule to this letter) are true, accurate and complete at the date of this letter;

4.1.12

that the information revealed by the Company Searches (as defined in the Schedule to this letter) was accurate in all respects and that nothing has occurred since those searches to make that information inaccurate in any respect;

4.1.13

that the information revealed by the Winding-up Enquiries (as defined in the Schedule to this letter) was accurate in all respects and that nothing has occurred since our enquiry to make any such information inaccurate in any respect;

4.1.14

that the resolutions of the board of directors of each of the English Companies and of the Pricing Committee referred to in the Schedule to this letter were duly passed and that such resolutions have not been, and will not be, amended or rescinded;

4.1.15

that each of the parties to the Indentures has complied with and will comply with all applicable provisions of the Financial Services and Markets Act 2000 and any applicable secondary legislation made under it.

5

Based on the above assumptions and subject to the qualifications set out below in paragraph 6, and any matters or documents not disclosed to us, and having regard to such considerations of English law in force as at the date of this letter as we consider relevant, we are of the opinion that:

5.1.1	each of the English Companies is a company duly incorporated and existing under the laws of England and Wales;

5.1.2

the Company Searches (as defined in the Schedule) revealed no order or resolutions to wind-up any of the English Companies and no notice of appointment in respect of any of the English Companies of a liquidator, receiver, administrator or administrative receiver at the date and time of the Company Search;

5.1.3

the response to the Winding-up Enquiries (as defined in the Schedule) indicated that no petition for the winding-up of any of the English Companies had been presented at the date and time of the Winding-up Enquiry;

5.1.4	each of the English Companies has the requisite corporate capacity and power to enter into the Indentures and to perform its obligations thereunder; and

5.1.5	the execution of the Indentures (including the English Guarantees) has been duly authorised by all necessary corporate action on the part of each of the English Companies.

6	Qualifications

6.1	The opinions expressed in paragraph 5 above are subject to the following qualifications:

6.1.1

the Company Search and the Winding-up Enquiry are not conclusively capable of revealing whether or not a winding-up petition in respect of a compulsory winding-up has been presented or made or a receiver, administrative receiver, administrator or liquidator appointed;

6.1.2

this opinion is subject to any limitations arising from (i) the laws of bankruptcy, insolvency, liquidation, receivership, and moratorium; or (ii) other laws of general application relating to or affecting the rights of creditors;

6.1.3

we have not been responsible for investigating or verifying the accuracy of any facts including statements of foreign law, or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted from any such document; and

6.1.4	we express no opinion as to the taxation consequences of the transactions contemplated by the Indentures.

The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent. Notwithstanding the foregoing, we hereby consent to the incorporation by reference of this letter as an exhibit to the shelf registration statement filed with the U.S. Securities and Exchange Commission dated 28 February 2025 (the “Registration Statement”), and to any and all references to our firm in the Prospectus. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Yours faithfully

Weil, Gotshal & Manges (London) LLP

SCHEDULE

1	Officer’s certificates (the “Officer’s Certificates”) signed by a director of each of the English Companies attaching:

(a)	a copy of the memorandum and articles of association of the relevant English Company; and

(b)	a copy of written resolutions of the board of directors of the relevant English Company dated 11 December 2025.

2	A written resolution dated 15 December 2025 of the pricing committee (as referred to in the written resolutions described in paragraph 1(b) above, the “Pricing Committee”).

3	The Indentures.

4	The Base Prospectus.

5	The Prospectus Supplement.

6	A copy of a search in respect of each English Company at Companies House through the GlobalX Insolvency Plus service made on 22 December 2025 (the “Company Search”).

7	A copy of a search in respect of each English Company at the Central Register of Winding-Up Petitions through the GlobalX Insolvency Plus service made on 22 December 2025 (the “Winding-Up Enquiry”).